I.   Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MULTEX.COM, INC.

           Multex.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

           DOES HEREBY CERTIFY:

           FIRST: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of said Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

           RESOLVED, that the Certificate of Incorporation of this Corporation be amended by replacing the second and third sentences of Article IV, Section A with the following sentences:

           "The total number of shares that the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares. Two Hundred Million (200,000,000) shares, par value $0.01 per share, shall be Common Stock and Five Million (5,000,000) shares, par value $0.01 per share, shall be Preferred Stock."

           SECOND: That the foregoing amendment has been duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 31st day of July, 2000 by Isaak Karaev, its Chief Executive Officer and Chairman of the Board of Directors.


                                          By:   /s/ Isaak Karaev
                                             --------------------------
                                             Isaak Karaev
                                             Chief Executive Officer